Exhibit 99.1
Important Notice to Directors and Executive Officers of Global Industries, Ltd.
Concerning the Blackout Period under the Global Industries 401(k) Plan
In connection with a change in administration, there will be a period of time when participants in the Global Industries, Ltd. Profit Sharing and Retirement Plan (the “Plan”) will be unable to purchase, sell or otherwise acquire or transfer Company stock held in their accounts under the Plan.  This period is required in order to ensure that the change in administration is implemented correctly.  This period will begin at 12:59 p.m. Central Time on Monday, December 22, 2008, and is expected to end on or before January 5, 2009.
This period during which the Plan participants will be unable to exercise these rights will qualify as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR.  Regulation BTR requires us to prohibit during this blackout period Global’s directors and executive officers from buying, selling, trading or otherwise transferring Global common stock (including those derivatives based on Company stock) acquired in connection with their service as a director or executive officer.  Regulation BTR also requires that we send this notice to you.  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest, including shares owned by certain family members, trusts, etc.  Certain ongoing transactions, such as a regular payroll purchases under the Plan, are permitted to continue during the blackout period.
We will notify you of any changes that affect the dates of the blackout period.  If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, please contact Russ Robicheaux at 281 529-7740 or 11490 Westheimer, Suite 400, Houston, Texas 77077.